Exhibit 10.1

EMPLOYMENT AGREEMENT

Agreement made and entered into this 16th day of June, 2009, (the “Effective Date”) by and between MasterCard International Incorporated, a Delaware corporation (the “Company”) and Ajaypal Banga (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive wishes to become employed by the Company and the Company wishes to employ the Executive on the terms and conditions specified herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Term of Employment.

1.1 The term of the Executive’s employment hereunder shall commence on a date after the Effective Date, but not later than October 1, 2009 (the “Employment Term Effective Date”), and shall continue through December 31 of the calendar year in which the second anniversary of the Employment Term Effective Date occurs (the “Initial Term of Employment”); provided, however, that unless the Company or the Executive provides the other with written notice of termination of this Agreement at least ninety (90) days prior to any date on which this Agreement would otherwise expire, the term of employment hereunder shall be automatically extended for a one (1) year period from each such date (each such one year period, an “Extended Term of Employment”) (the Initial Term of Employment, together with any Extended Term(s) of Employment, shall be hereinafter referred to collectively as the “Term of Employment”).

2. Capacities, Duties and Authority.

2.1 Effective on the Employment Term Effective Date, the Executive shall serve the Company in the position of President and Chief Operating Officer (“COO”).

2.2 During the Term of Employment, the Executive shall be employed and have such titles and authority, perform such duties, discharge such responsibilities and render such services as are assigned to the Executive from time to time by the Company.

2.3 During the Term of Employment, the Executive shall render his services diligently, faithfully and to the best of his ability, devoting thereto substantially all of his business time, energy and skills to the Company; provided, however, that nothing herein shall preclude the Executive from (i) making and managing personal investments, (ii)

serving in any capacity with any civic, educational or charitable organization so long as such activities are disclosed, in writing, to the Company’s Global Compliance Officer in accordance with the terms of the Company’s Code of Conduct, as may be amended from time to time, (the “Company’s Code of Conduct”) and do not conflict with the interests of the Company, the terms of the Company’s Code of Conduct or interfere with the performance of the Executive’s duties and obligations hereunder, including, but not limited to the obligations set forth in Paragraph 6 hereof; or (iii) serving as an outside corporate director so long as such service is disclosed, in writing, to and approved, in writing, by the Company’s Global Compliance Officer in accordance with the terms of the Company’s Code of Conduct.

3. Compensation.

3.1 During the Term of Employment, the Executive shall be paid a base salary, payable in accordance with the regular payroll practices of the Company. During the Term of Employment, the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) shall annually review the Executive’s performance and determine, in its sole discretion, whether or not to increase the Executive’s base salary and, if so, the amount of such increase. Once increased, the Executive’s base salary hereunder may not thereafter be decreased, except if the Compensation Committee determines, in its sole discretion, to reduce the base salary of substantially all members of the Executive Committee of the Company (“EC”), excluding the CEO, provided, however, in no event shall such reduction(s) of base salary by the Compensation Committee exceed, in the aggregate during the Term of Employment, ten (10%) percent of the Executive’s base salary then in effect. The Executive’s base salary as in effect from time to time is hereinafter referred to as the “Base Salary.”

3.2 During the Term of Employment, the Executive shall be eligible to participate in such annual and/or long-term bonus or incentive plan(s) as is or may be generally made available to other employees of the Company at the Executive’s level, based upon performance goals or other criteria, terms and conditions as may be established by the Company, in its sole discretion. Such bonus or incentive payment will be payable on terms as may be established by the Company, in accordance with the terms and conditions of such plans as may be in effect from time to time.

3.3 The Executive shall be eligible, annually during the Term of Employment, for vacation, without loss or diminution of compensation, in accordance with Company policy then in effect.

4. Employee Benefit Programs.

4.1 During the Term of Employment, the Executive shall be eligible to participate in and shall have the benefit of all the Company’s employee compensation or benefit plans and programs as are or may be generally made available to other employees of the Company at the Executive’s level, subject to the eligibility criteria set forth therein, as such compensation or benefit plans or programs may be amended or terminated in the sole discretion of the Company from time to time.

4.2 During the Term of Employment, the Executive shall be eligible to participate in the Company’s executive perquisite program, in accordance with the terms and conditions of such program as may be in effect from time to time, and as approved by the Compensation Committee.

4.3 Nothing in this Paragraph 4 shall be construed to require the Company to establish, maintain or continue any compensation or benefit plan, program or arrangement. Except as otherwise expressly provided by their terms, such compensation or benefit plans, programs or arrangements are subject to modification or termination by the Company at any time.

5. Termination of Employment; Change in Control.

5.1 The Executive’s employment hereunder shall terminate:

5.1.1 upon the death of the Executive;

5.1.2 at the option of the Company, upon the disability of the Executive, which for the purposes of this Agreement shall be defined as set forth under the MasterCard Long-Term Disability Benefits Plan, as it may be amended from time to time (“Disability”). Any dispute concerning whether the Executive is deemed to have suffered a Disability for purposes of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in the MasterCard Long-Term Disability Benefits Plan.

5.1.3 at the option of the Company, and effective upon the giving of written notice by the Company to the Executive of such exercise, for “Cause”, or effective on such other date as may be specified in such written notice (“Notice of Termination for Cause”), which, for purposes of this Agreement, shall mean:

(a) the willful failure by the Executive to perform his duties or responsibilities (other than due to Disability);

(b) the Executive’s engaging in serious misconduct that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry;

(c) the Executive’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude;

(d) the material breach by the Executive of any written covenant or agreement with the Company not to disclose any information pertaining to the Company; or

(e) the breach by the Executive of the Code of Conduct, the Supplemental Code of Conduct, any material provision of this Agreement, or any material provision of the following Company policies: non-discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporation information security, antitrust/competition law, enterprise risk management, accounting, contracts, purchasing, communications, investor relations, immigration, privacy, insider trading, financial process and reporting procedures, financial approval authority, whistleblower, anti-corruption and other similar Company policies, whether currently in effect or adopted after the date of this Agreement.

The Company’s Notice of Termination For Cause shall state the date of termination and identify the grounds upon which the termination is based.

5.1.4 at the option of the Company, for a reason other than death, Disability or Cause, effective ninety (90) days after the giving of written notice of such exercise or immediately upon the Company’s tender to the Executive of written notice and ninety (90) days’ Base Salary in lieu of such notice period, which shall be payable in a lump sum on the Date of Termination;

5.1.5 at the option of the Executive, effective ninety (90) days after the giving of written notice to the Company of the grounds for termination for Good Reason by the Executive, which grounds, as specified by the Executive, have not been cured by the Company during such ninety (90) day period; provided, however, that the Executive gave notice to the Company of the event(s) constituting Good Reason within sixty (60) days after such event(s) (or within sixty (60) days after a Change in Control, which for purposes of this Agreement shall be defined as set forth under the MasterCard Incorporated 2006 Long-Term Incentive Plan as it may be amended from time to time (“LTIP”), if the events giving rise to the Executive’s termination for Good Reason occurred during the six (6) month period preceding a Change in Control), failing which the Executive will be deemed to have waived his rights with respect to such event(s). The Company may waive all or part of the ninety (90) day notice required to be given by the Executive hereunder by giving written notice to the Executive. Unless waived by the Company, failure by the Executive to give notice of termination for Good Reason in compliance with this Paragraph, shall render the Executive ineligible to receive the payment and benefits provided under Paragraphs 5.2.5(b)-(e). For purposes of this Agreement “Good Reason” shall mean the occurrence at any time of any of the following without the Executive’s prior written consent:

(a) the assignment to a position for which the Executive is not qualified or a materially lesser position than the position held by the Executive (although duties may differ without giving rise to a termination by the Executive for Good Reason);

(b) a material reduction in the Executive’s annual Base Salary except that a 10 percent reduction, in the aggregate, over the Term of Employment as set forth in Section 3.1 hereof shall not be treated as a material reduction;

(c) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment (unless such relocation does not increase the Executive’s commute by more than twenty (20) miles), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the date of relocation;

(d) the failure by the Company to obtain an agreement from any successor to the Company to assume and agree to perform any employment agreement between the Executive and the Company; or

(e) the failure by the Company to offer the Executive a promotion to Chief Executive Officer of the Company on or before June 30, 2010, provided however, that any such offer need not become effective prior to January 1, 2011.

5.1.6 at the option of the Executive, effective ninety (90) days after the giving of written notice to the Company of the exercise of such option for a reason other than Good Reason as set forth in Paragraph 5.1.5, above (“Voluntary Resignation”). The Company may waive all or part of the ninety (90) day notice required to be given by the Executive hereunder by giving written notice to the Executive. Unless waived by the Company, failure by the Executive to give notice of termination by Voluntary Resignation in compliance with this Paragraph, shall render the Executive ineligible to receive the payment and benefits provided under Paragraphs 5.2.4(c).

5.1.7 if within sixty (60) days subsequent to the termination of the Executive’s employment for death, Disability, Good Reason, Voluntary Resignation or otherwise, it is determined that the Executive could have been terminated for Cause hereunder, such voluntary termination shall be recharacterized and treated as a termination for Cause for all purposes hereunder. Prior to the implementation of such recharacterization, the Company shall provide the Executive with notice and the reason(s) for the recharacterization and at least five (5) days to provide a written response to the Company. Thereafter, the Company may take appropriate legal action to seek recompense for any payments or benefits improperly paid to the Executive, his estate or beneficiaries hereunder, as the case may be. Following a judicial determination, the prevailing party in any action under this Paragraph 5.1.7, shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of this Paragraph 5.1.7.

5.1.8 on the last day of the calendar year in which the Executive attains the age of sixty-five (65) (“Mandatory Retirement”), at which time the Executive shall be required to retire.

5.2 Obligations of the Company upon Termination of Employment.

5.2.1 Death. In the event of the Executive’s death during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death and his estate or beneficiaries, as the case may be, shall be entitled to receive the following lump sum payment (subject to any previously elected deferrals under the MasterCard Incorporated Deferral Plan), as soon as practicable, but in no event later than thirty (30) days following the Date of Termination:

(a) Base Salary earned but not paid prior to the date of his death;

(b) payment for all accrued but unused vacation time up to the date of his death;

(c) the target annual incentive bonus payable for the year in which the Executive’s death occurs and the prior year, if not already paid; and

(d) such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment on account of death, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company.

5.2.2 Disability. If the Executive’s employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive’s employment (as provided in Paragraph 5.1.2 of this Agreement) and the Executive shall be entitled to receive the following lump sum payment (subject to any previously elected deferrals under the MasterCard Incorporated Deferral Plan), as soon as practicable, but in no event later than thirty (30) days following the Date of Termination:

(a) Base Salary earned but not paid prior to the Date of Termination;

(b) payment for all accrued but unused vacation time up to the Date of Termination;

(c) a pro rata portion (based upon completed calendar months worked prior to the date of disability) of the annual incentive bonus payable for the year in which the Executive’s termination of employment occurs and the prior year, if not already paid, based upon the actual performance of the Company for the applicable performance period (and taking into account the terms of the Plan including but not limited to the discretion of the Compensation Committee to reduce such bonus amount) as contemplated in accordance with the requirements of Section 162(m) of the Code, with such amount payable when the incentive bonus is regularly paid to similarly situated employees for such year; and

(d) such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment on account of Disability, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company.

5.2.3 Cause. If the Company terminates the Executive’s employment for Cause in accordance with the terms set forth in Paragraph 5.1.3 above, the Term of Employment shall end as of the Date of Termination and the Executive shall be entitled to receive the following lump sum payment, as soon as practicable, but in no event later than thirty (30) days following the Date of Termination:

(a) Base Salary earned but not paid prior to the Date of Termination;

(b) payment for all accrued but unused vacation time up to the Date of Termination; and

(c) such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment by the Company for Cause, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company.

5.2.4 Voluntary Resignation or Non Renewal by The Executive. If the Executive terminates his employment by Voluntary Resignation, in accordance with the terms set forth in Paragraph 5.1.6 above or elects not to renew the Term of Employment in accordance with Section 1.1, the Term of Employment shall end as of the Date of Termination; and the Executive shall be entitled to receive the following lump sum payment, as soon as practicable, but in no event later than thirty (30) days following the Date of Termination:

(a) Base Salary earned but not paid prior to the Date of Termination;

(b) payment for all accrued but unused vacation time up to the Date of Termination; and

(c) such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment by Voluntary Resignation, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company.

5.2.5 Without Cause, With Good Reason or Upon Non-Renewal by the Company. If, during the Initial Term of Employment or any Extended Term of Employment ending on or before December 31 of the calendar year in which the fifth anniversary of the Employment Term Effective Date occurs: (i) the Executive’s employment is terminated by the Company (other than for Cause or Disability) in accordance with the terms set forth in Paragraph 5.1.4 above; (ii) the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 5.1.5 above; or (iii) the Company elects to not extend the Term of Employment in accordance with Paragraph 1.1 (whether before or after a Change in Control), the Term of Employment shall end as of the Date of Termination and the Executive shall be entitled to:

(a) the following payments following the Date of Termination: (i) a lump sump payment (subject to any previously elected deferrals under the MasterCard Incorporated Deferral Plan), within thirty (30) days following the Date of Termination of all Base Salary earned but not paid prior to the Date of Termination; (ii) a lump sum payment within thirty (30) days following the Date of Termination equal to all accrued but unused vacation time up to the Date of Termination; and (iii) a pro rata portion (based upon actually completed calendar months worked) of the annual incentive bonus payable for the year in which the Executive’s termination of employment occurs based on the actual performance of the Company for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of the Company, as contemplated in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the Executive’s Date of Termination occurs, payable in the amount and at the time such bonus would have been paid per the terms of the existing plan;

(b) subject to the Executive’s execution (without revocation) of the Separation Agreement and Release as set forth in Paragraph 5.2.5(f), severance pay, in the form of Base Salary continuation and payment (subject to any previously elected deferrals under the MasterCard Incorporated Deferral Plan), of an amount equivalent to the average annual incentive bonus received by the Executive with respect to the prior two years of the Executive’s employment by the Company (the “Average Bonus Payment”), payable on a schedule in accordance with the regular payroll practices (but in no event less frequently than monthly) and annual incentive bonus pay practices of the Company (such Base Salary continuation and Average Bonus Payment being collectively referred to herein as “Severance Pay”) for a twenty-four (24) month period following the Executive’s Date of Termination (the “Severance Pay Period”). If the Executive’s employment terminates under the circumstances set forth in Paragraph 5.2.5 above, prior to the payment of an annual 2009 bonus, the Executive’s Severance Pay shall include a payment of $1,200,000.00 (one million two hundred thousand dollars) in lieu of the Average Bonus Payment. If the Executive’s employment terminates under the circumstances set forth in Paragraph 5.2.5 above, after the payment of an annual 2009 bonus, but prior to the payment of an annual 2010 bonus, the Executive’s Severance Pay shall include a payment equivalent to the actual 2009 bonus received by the Executive in lieu of the Average Bonus Payment. Each Severance Pay installment payment shall be deemed a separate payment for Section 409A of the Code. Notwithstanding the foregoing, to the extent required under Section 409A of the Code, payments of the Severance Pay shall commence no earlier than the first day of the seventh month following the Executive’s Date of Termination (or such earlier date as is permitted under Section 409A of the Code) (with the first such payment being a lump sum equal to the aggregate payments the Executive would have received during such six-month period if no such delay had been imposed) in accordance with Section 409A(a)(2)(B)(i) of the Code. In the event that the Executive dies prior to receipt of all Severance Pay due hereunder, any remaining Severance Pay due to the Executive under this Paragraph 5.2.5(b) shall be paid to the Executive’s estate or beneficiaries, as the case may be, in a lump sum as soon as practicable following the Executive’s death but in no event later than ninety (90) days following the date of the Executive’s death;

(c) subject to the Executive’s execution (without revocation) of the Separation Agreement and Release, as set forth in Paragraph 5.2.5(f), payment on the Executive’s behalf, for the monthly cost of the premiums for coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), for a period equivalent to the eighteen (18) month COBRA period (twenty-nine (29) month period, if the Executive is disabled under the Social Security Act within the first sixty (60) days of the continuation period) or the Severance Pay Period, whichever is shorter (the “Medical Benefits”), provided, however, such coverage shall not be provided if during such period the Executive is or becomes ineligible under the provisions of COBRA for continuing coverage; and provided, further, that if the Executive is eligible for Retiree Health Coverage under the MasterCard Retiree Health Plan, the Company shall pay the full cost of such Retiree Health or COBRA coverage, as applicable, during the Severance Pay Period and thereafter, retiree contribution levels provided under the provisions of the Retiree Health Plan shall apply;

(d) subject to the Executive’s execution (without revocation) of the Separation Agreement and Release, as set forth in Paragraph 5.2.5 (f), reasonable outplacement services, to be provided by a firm selected by the Company, at a level generally made available to executives of the Company for the shorter of the Severance Pay Period or the period he remains unemployed;

(e) such other benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment by the Company without Cause, by the Executive with Good Reason or by the Company Upon Non-Renewal, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company. (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the MasterCard International Incorporated Severance Plan).

(f) The Company’s obligations to make payments and provide benefits under Paragraphs 5.2.5(b)-(e) are conditioned on the Executive or his legal representative’s execution (without revocation) of a separation agreement and general release of claims (“Separation Agreement and Release”) in substantially the form annexed hereto, provided that if the Executive should fail to execute such Separation Agreement and Release within sixty (60) days following the Date of Termination, the Company shall not have any obligation to make the payments and provide the benefits contemplated under Paragraphs 5.2.5(b)-(e).

(g) If the Term of Employment ends following December 31 of the calendar year in which the fifth anniversary of the Employment Term Effective Date occurs because: (i) the Executive’s employment is terminated by the Company (other than for Cause or Disability) in accordance with the terms set forth in Paragraph 5.1.4 above; (ii) the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 5.1.5 above; or (iii) the Company elects to not further extend the Term of Employment in accordance with Paragraph 1.1 (whether before or after a Change in Control), the Term of Employment shall end as of the Date of Termination and the Executive shall be entitled to only those payments and benefits provided in Paragraphs 5.2.5(a) and (e) of this Agreement.

5.2.6 Termination Upon Mandatory Retirement. In the event the Executive’s employment with the Company ends upon Mandatory Retirement, the Executive shall be eligible for the following lump sum payment (subject to any previously elected deferrals under the MasterCard Incorporated Deferral Plan) as soon as practicable, but in no event later than thirty (30) days following the Date of Termination:

(a) Base Salary earned but not paid prior to the Date of Termination;

(b) payment for all accrued but unused vacation time up to the Date of Termination;

(c) the annual incentive bonus payable for the year in which the Executive’s termination of employment occurs and the prior year, if not already paid, based upon the actual performance of the Company for the applicable performance period (and taking into account the terms of the Plan including but not limited to the discretion of the Compensation Committee to reduce such bonus amount) as contemplated in accordance with the requirements of Section 162(m) of the Code, with such amount payable when the incentive bonus is regularly paid to similarly situated employees for such year; and

(d) such additional vested benefits to which the Executive is expressly entitled following the termination of the Executive’s employment, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company, provided, however, in no event shall the Executive be entitled to any payment or benefit provided pursuant to Paragraphs 5.2.5(b), (c) and (d) of this Agreement.

5.3 Except as expressly provided by Paragraph 5.2, any payment or benefit provided under Paragraph 5.2 hereof shall be in lieu of any other severance, bonus or other payments, perquisites or benefits, including any further accruals or vesting thereof, to which the Executive might then or, in the future, be eligible pursuant to this Agreement or any statutory or common law claim. In order to preserve the parties’ respective legal rights in the event of a dispute, the Executive acknowledges and agrees that in the event the parties dispute whether the Executive shall be eligible to a payment hereunder, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is determined by a final judgment of a court of competent jurisdiction or otherwise resolved. The foregoing shall not be deemed to prohibit a court of competent jurisdiction from awarding prejudgment interest under circumstances in which it may deem it appropriate to do so.

5.4 Notwithstanding anything to the contrary herein, if the Company has reason to believe that there are circumstances which, if substantiated, would constitute Cause as defined herein, the Company may suspend the Executive from employment immediately upon notice for such period of time as shall be reasonably necessary for the Company to ascertain whether such circumstances are substantiated. During such suspension, the Executive shall continue to be paid the compensation and provided all benefits hereunder in accordance with the regular payroll and benefit practices of the Company, except that the Company’s obligation to pay any incentive bonus that would otherwise be payable during the period of suspension shall be held in abeyance pending the conclusion of the Company’s investigation. If the Executive has been indicted or otherwise formally charged by governmental authorities with any felony, the Company may, in its sole discretion, and without limiting the Company’s discretion to terminate the Executive’s employment for Cause (provided it has grounds to do so under the terms of Paragraph 5.1.3 hereof), suspend the Executive without continuation of any compensation or benefits hereunder (except health benefits, which shall be continued during the period of suspension), pending final disposition of such criminal charge(s). Upon receiving notice of any such suspension, the Executive shall promptly leave the premises of the Company and remain off such premises until further notice from the Company. In the event the Executive is suspended as a result of such charges, but is later acquitted or otherwise exonerated, the Company shall pay to the Executive any compensation withheld pursuant to this Paragraph 5.4, with interest, calculated from the date such compensation was suspended at the prime lending rate in effect on the date the Executive is acquitted or exonerated, and provide benefits withheld from the Executive during the period of the Executive’s suspension, if any. Such payments and benefits shall be paid and/or provided within thirty (30) days of the date of the Executive’s acquittal or exoneration and shall be limited with respect to the period of up to two (2) years from the date of suspension.

5.5 Notwithstanding anything to the contrary contained herein, the date of termination for purposes of payment of deferred compensation under any Company deferred compensation plans shall be determined in accordance with the terms of such plans.

6. Acknowledgements; Confidential Information; Competitive Activities; Non Solicitation.

6.1 The Executive acknowledges and agrees as follows:

6.1.1 The Company is in the payments industry and provides such services both nationally and internationally without limitation to any geographic area.

6.1.2 Since the Company would suffer irreparable harm if the Executive left the Company’s employ and solicited the business and/or employees of the Company or otherwise interfered with business relationships of the Company, it is reasonable to protect the Company against such activities by the Executive for a limited period of time after the Executive leaves the Company.

6.1.3 The covenants contained in Paragraphs 6.2, 6.3, 6.4 and 6.5 below are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on the Executive and the public. The purpose and effect of the covenants simply are to protect the Company for a limited period of time from unfair competition by the Executive.

6.2 Confidentiality.

6.2.1 For the purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Company, including, without limitation, all trade secrets, know-how and other information generally retained on a confidential basis by the Company concerning its designs, products, methods, techniques, systems, engineering data, software codes and specifications, formulae, processes, inventions and discoveries, business plans, pricing, product plans and the identities of, and the nature of the Company’s dealings with, its members, suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute “Confidential Information.” The Executive acknowledges that he has had and, will from time to time have access to and has obtained and will in the future obtain knowledge of certain Confidential Information, and that improper use or revelation thereof by the Executive, during or after the termination of his employment by the Company, could cause serious injury to the business of the Company. Accordingly, the Executive agrees that, unless otherwise required by law, he will forever keep secret and inviolate all Confidential Information which shall have come or shall hereafter come into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Confidential Information to any other person. If the Executive is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, he shall provide the Company with prompt prior written notice of such legal requirement, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this paragraph. In any event, the Executive may furnish only that portion of the Confidential Information which the Executive is advised by legal counsel is required, and he shall exercise his best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information as is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term “Confidential Information” does not include any information which at the time of disclosure is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by the Executive.

6.2.2 Notwithstanding the foregoing, nothing herein shall preclude the Executive from (i) making any disclosure as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding by or before, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or the Company’s Law Department or the Global Ethics and Compliance Officer in the General Counsel’s Office; provided, however, that upon the Executive’s obtaining notice of a requirement to take any action pursuant to Section 6.2.2(i) or (ii), the Executive shall, to the extent permitted by law, provide the Company with immediate written notice of any required disclosures, subpoenas, or any other legal process, which notice shall include a copy of any such disclosure request, subpoena, or other legal process.

6.3 In addition to the acknowledgments by the Executive set forth in Paragraph 6.1 above, the Executive acknowledges that the services provided by him for the Company are a significant factor in the creation of valuable, special and unique assets which are expected to provide the Company with a competitive advantage. Accordingly, the Executive agrees that for the Term of Employment through the duration of the Severance Pay Period or in the event the Executive is ineligible for Severance Pay pursuant to Paragraphs 5.2.3, 5.2.4 or 5.2.5 (g) above or fails to execute (without revocation) a Separation Agreement and Release in accordance with Paragraph 5.2.5(f) above, notwithstanding the Executive’s eligibility for Severance Pay, for a period of twelve (12) months, the Executive will not directly or indirectly for himself or any third party invest in, own, become employed by, or render any consulting, advisory or other services to, or for the benefit of, any business or activity that competes with any business or activity (i) engaged in by the Company or, (ii) to the knowledge of the Executive, that the Company has undertaken efforts to engage in and/or plan, without regard to geographic limitation. This prohibition includes, but is not limited to the Executive becoming an investor in, owner of, employed by, or directly or indirectly performing services for the following, including their subsidiaries, affiliates, and successors: (i) VISA Inc., VISA Europe, American Express, Discover, China Union Pay, JCB, Diners Club International, PayPal, Revolution, Tempo, Bill Me Later, Inc., First Data Corporation, Metevant, Star Network Inc. or NYCE (ii) any other payment card business or processor; (iii) any company or other entity in the payments business that holds a seat on the Board of Directors of VISA Inc. or VISA Europe; or (iv) any company or other entity that is a party to a brand dedication agreement (the term of which is two years or more) with VISA Inc., VISA Europe or American Express and (x) whose VISA or American Express branded volume, as of the Date of Termination of the Executive’s employment, is equal to or greater than 75% of the total volume generated by cards issued by such company or (y) pursuant to the terms of such brand dedication agreement is contractually obligated to increase its VISA or American Express branded volume up to an amount equal to or greater than 75% of the total volume generated by cards issued by such company during the term of such brand dedication agreement. Notwithstanding the foregoing, in the event the Executive terminates his employment pursuant to Paragraph 5.1.5(e) above, the restrictions contained in this Paragraph 6.3 shall be limited to the following entities: VISA Inc., VISA Europe, American Express, Discover, China Union Pay, JCB, Diners Club International, PayPal, Revolution, Tempo, Bill Me Later, Inc., First Data Corporation, Metevant, Star Network Inc. and NYCE. Further, it shall not be deemed a violation of the Agreement for the Executive to have beneficial ownership of less than 1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system. The Executive acknowledges and agrees that the non-compete provision set forth herein is intended to limit competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction that the scope or duration of any limitation contained herein is too extensive to be legally enforceable, then the Executive agrees that the provisions shall instead be construed to be confined to such lesser scope or duration as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitation as so modified.

6.4 During the Term of Employment, and thereafter for the duration of the Severance Pay Period, or in the event that the Executive is ineligible for Severance Pay pursuant to Paragraphs 5.2.3, 5.2.4 or 5.2.5 (g) above or fails to execute (without revocation) a Separation Agreement and Release in accordance with Paragraph 5.2.5(f) above, notwithstanding the Executive’s eligibility for Severance Pay, for a period of twelve (12) months following the Executive’s Date of Termination, the Executive shall not himself, or by assisting any other person to, directly or indirectly, (a) hire or cause to be hired any level 5 or higher level employee, agent, consultant or representative of the Company, (b) solicit, induce, recruit or encourage any other level 5 or higher level employee, agent, consultant or representative to leave the service of the Company for any reason, or (c) induce any customer, supplier or other person with whom the Company is engaged in business, or to the knowledge of the Executive planned or proposed to engage in business, to terminate any commercial relationship with the Company or cease to accept or issue its products and/or use its services.

6.5 The Executive acknowledges and agrees as follows:

6.5.1 The Executive agrees to promptly disclose to the Company any and all discoveries, developments, inventions, products, services, processes, formulas, and improvements thereof, (“Inventions”) whether or not patentable, relating to the products, services, commercial or other endeavors of the Company, its subsidiaries and affiliates, which the Executive may invent, discover, develop or learn in connection with the Executive’s employment. The Executive agrees that such inventions are the exclusive and absolute property of the Company and that the Company will be the sole and absolute owner of all intellectual property rights, including patent and any and all other rights in connection therewith. The Executive agrees to give all reasonable assistance in the preparation and/or execution of any papers the Company may request to reflect such interest and to secure patent or other protection for such Inventions.

6.5.2 The Executive understands that in the course of employment, the Executive may prepare writings, drawings, diagrams, designs, specifications, manuals, instructions and other materials, and computer code and programs (“Works”). Such Works are “works made for hire “under United States copyright law and the Company shall be the owner of the Executive’s entire right of authorship in such Works. If such Works are deemed by operation of law not to be “works made for hire,” the Executive hereby assigns to the Company the Executive’s entire right of authorship, including copyright ownership in such Works and agrees to execute any document deemed necessary by the Company in connection therewith.

6.6 In the event that the Company determines, in good faith, that the Executive has breached his obligations under Paragraphs 6.2, 6.3, 6.4 or 6.5, the Company shall be under no obligation to provide any further Severance Pay or provide any further payments or benefits otherwise due under Paragraphs 5.2.5(b)–(d) above, during the remainder of the Severance Pay Period. In the event of a judicial determination that the Executive has breached his obligations under Paragraphs 6.2, 6.3, 6.4 or 6.5, in addition to any damages or other relief otherwise available to the Company, the Executive shall be obligated to reimburse the Company for the Severance Pay previously received from the Company with respect to any period of time during the Severance Pay Period in which the Executive has been found by the court to have been in breach. In addition, following a judicial determination, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of Paragraph 6 hereof.

6.7 For the purposes of this Agreement, the period of restriction of confidentiality or proprietary information and competition is intended to limit disclosure and competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereby agree that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitations as so modified.

6.8 The Executive acknowledges that any violation by him of the provisions of this Paragraph 6 would cause serious and irreparable damage to the Company. He further acknowledges that it might not be possible to measure such damage in money.

Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of this Paragraph, the Company may seek, in addition to any other rights or remedies, including money damages or specific performance, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach.

7. Reimbursement of Business Expense.

During the Term of Employment, subject to and in accordance with the Company’s policies with regard to such matters, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall promptly reimburse him for all such properly documented business expenses incurred in accordance with the Company’s travel and business expense reimbursement policy in connection with carrying out the business of the Company.

8. Indemnity.

The Company shall indemnify the Executive, to the fullest extent permitted by the General Corporation Law of the State of Delaware, for any acts or omissions taken or made by the Executive during the Term of Employment, within the scope of his authority under this Agreement.

9. Miscellaneous.

9.1 This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any legal suit, action or proceeding by or against any party hereto arising out of or relating to this Agreement and/or the Separation Agreement and Release shall be instituted in a federal or state court in the State of New York, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

9.2 The Executive acknowledges and agrees that he is and will be bound to the terms of the Company’s Code of Conduct, Supplemental Code of Conduct and any other agreements he has executed or may execute in the future regarding confidentiality, trade secrets, inventions restrictions on competition, solicitation or which create other post-employment obligations, including, but not limited to any agreement executed in connection with the Executive’s past or future participation in the Company’s LTIP.

9.3 Upon the Effective Date, this Agreement, the offer letter to the Executive from the Company, dated June 15, 2009, the MasterCard Incorporated Long Term Incentive Plan Non-Competition and Non-Solicitation Agreement, dated June 15, 2009, and the MasterCard International Incorporated Non-Disclosure Agreement and Assignment, dated June 15, 2009, shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all other prior or contemporaneous agreements, written or oral, between the Executive and the Company or any predecessor thereof, with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by the Executive and the Company.

9.4 The Executive acknowledges that before entering into this Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. The Executive further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein.

9.5 The Company shall be eligible to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

9.6 Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

9.7 Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

If to the Company:

MasterCard International Incorporated

2000 Purchase Street

Purchase, New York 10577

Attention: General Counsel

with a copy to:

MasterCard International Incorporated

2000 Purchase Street

Purchase, New York 10577

Attention: Chief Human Resources Officer

If to the Executive:

Ajaypal Banga

Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

9.8 This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

9.9 This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company’s obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.10 Notwithstanding any other provision of this Agreement, if any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(b)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (such date, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the Date of Termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. If the Executive dies during the period between the Date of Termination and the New Payment Date, the amounts withheld on account of Section 409A of the Code shall be paid to the Executive’s estate or beneficiaries, as the case may be, within thirty (30) days of the Executive’s death.

9.11 This Agreement is intended to comply with the requirements of Section 409A of the Code, and, specifically, with the separation pay exemption and short term deferral exemption of Section 409A, and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement and the Separation Agreement and Release shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement or the Separation Agreement and General Release, as applicable), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement to become effective on the Effective Date.

MASTERCARD INTERNATIONAL INCORPORATED

/s/ Ajaypal Banga	By:	/s/ Robert W. Selander
Ajaypal Banga		Robert W. Selander
Chief Executive Officer